Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sells Louisiana Sugar Refining JV Interest

SUGAR LAND, Texas—December 16, 2011, 2011—Imperial Sugar Company (NASDAQ:IPSU) announced that it sold its one-third joint venture interest in Louisiana Sugar Refining LLC (“LSR”) to its partners in the joint venture . The Company chose to sell its LSR interest and certain idle Louisiana real estate parcels, rather than make additional capital contributions needed by the venture. The purchase price of $18 million includes $14.2 million of cash at closing, with the remaining $3.8 million payable over a 21 month period. The Company will continue to operate its small bag packaging facility in Gramercy with refined sugar purchased from LSR under an amended supply agreement with a minimum five year term.

About Imperial

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, results of future investments and strategic initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension plan contributions and other statements that are not historical facts contained in this release or discussed on the earnings conference call are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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